Exhibit 10.1
DIRECTV
EXECUTIVE SEVERANCE PLAN DOCUMENT
AND
SUMMARY PLAN DESCRIPTION

DIRECTV, a Delaware corporation (“DIRECTV”), has adopted the DIRECTV Executive Severance Plan and Summary Plan Description (the “Plan”) for the benefit of certain Participant employees of DIRECTV and its subsidiaries and affiliates (hereinafter referred to as the “Company” or “DTV”) as well as any successor company to DIRECTV, on the terms and conditions hereinafter stated. Participation in this Plan is generally intended to be limited to those executive employees designated as eligible for the Plan by either the Compensation Committee or the Chief Executive Officer.
The Plan shall be effective on the Effective Date. This Plan supersedes, solely for the Participant, any prior severance plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company and/or entered into by any representative of the Company (collectively, all of those “Other Severance Arrangements”). This Plan represents exclusive severance benefits provided to Participants and such individuals shall not be eligible for any other benefits provided in Other Severance Arrangements.
The Plan is not intended to be an "employee pension benefit plan" or "pension plan" within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a "welfare benefit plan" within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid by the Plan are not deferred compensation for purposes of ERISA and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.

I.	DEFINITIONS

A.
“Base Salary” shall mean a Participant’s then current base salary exclusive of any bonus payments or additional payments under any benefit plan sponsored by the Company, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the Company’s benefit or deferred compensation plans or programs.

B.	“Board of Directors” shall mean the board of directors of DIRECTV.

C.
“Cause” shall mean: (1) a Participant’s conviction of, or pleading guilty or nolo contendere to, a felony; (2) a Participant’s engagement in conduct that constitutes continued willful neglect or willful misconduct in carrying out the Participant’s duties, resulting, in either case, in economic harm to or damage to the reputation of the Company; or (3) a Participant’s breach of any material Company policy or regulation, which breach is not substantially cured within fifteen days after written notice to the Participant specifying such breach.

D.
“Change in Control” shall mean the occurrence of any of the following events: (1) a change in ownership of DIRECTV in which any one person, or more than one person acting in a group, acquires ownership of stock of DIRECTV that, together with stock held by such person or group, constitutes greater than 50% of the total fair market value or total voting power of the stock of DIRECTV; (2) a change in effective control of DIRECTV whereby any one person, or more than one person acting in a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of DIRECTV possessing 30 percent or more of the total voting power of the stock of DIRECTV, unless the members of the Board of Directors prior to the acquisition continue to constitute at least 75% of the members of the Board of Directors after such acquisition; or (3) a change in ownership of a substantial portion of DIRECTV’s assets, which occurs on the date any one person, or more than one person acting in a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of DIRECTV that have a total gross fair market value greater than 50% of the total gross fair value of the assets of DIRECTV immediately before such acquisition.

E.	“Chief Executive Officer” shall mean the Chief Executive Officer of DIRECTV.

F.	“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the rules and regulations promulgated thereunder.

G.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

H.	“Compensation Committee” shall mean the Compensation Committee appointed by DIRECTV’s Board of Directors.

I.	“Disability” shall mean a Participant’s inability to substantially perform his or her duties and responsibilities for a period of 120 consecutive days.

J.	“Effective Date” shall mean the date, after January 1, 2012, on which the Compensation Committee, acting through its Chairman, shall have approved the definitive terms of this Plan.

K.
“Effective Termination” shall mean the occurrence of any of the following without a Participant’s consent: (1) a material reduction in either the Participant’s aggregate annual cash compensation opportunity (Base Salary plus bonus opportunity) or his or her aggregate total direct compensation opportunity (Base Salary, bonus opportunity, plus equity compensation opportunity); however, a material reduction, as set forth above, will not have occurred with respect to a Participant if such reduction is made with respect to all Plan Participants; (2) the Company’s (i) termination of the Plan in whole or in part (with regard to all Participants); or (ii) amendment of the Plan resulting in a material adverse change in the rights or benefits of all Plan Participants; provided, however, that (x) neither occurrence under (i) nor (ii) shall be an “Effective Termination” if adversely affected Participants receive no less than twelve (12) months’ notice of such termination or amendment; and (y) in no event shall any such notice under (x) be effective respecting any Participant upon any such amendment, partial termination or complete termination of the Plan made in contravention of the second sentence of Article VII (relating to a Change in Control); (3) a Participant’s removal from eligibility under the Plan in accordance with Article II or any amendment of the Plan resulting in a material adverse change in the rights or benefits of such Participant; provided, however, that an Effective Termination resulting under this subsection (3) shall not be effective unless and until the date the Participant ceases to participate in the Plan or the effective date of such adverse amendment, as applicable; (4) the assignment to the Participant by the Company of duties inconsistent with, or the material reduction of the titles, powers, duties and functions associated with, such Participant’s position, titles or offices; or (5) a transfer of the Participant’s principal place of employment by more than 50 miles, provided such transfer lengthens the Participant’s commute by at least 10 miles one-way; provided that any of the events described in clauses (1) - (5) above shall constitute an Effective Termination only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes an Effective Termination; and provided further, that such Participant shall cease to have a right to terminate due to Effective Termination on the 60th day following the later of the occurrence of the event (or the effective date in the case of subsection (3) above) or the Participant’s knowledge thereof, unless the Participant has given the Company notice thereof prior to such date.

L.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

M.	“Participant” shall mean an individual who satisfies the Plan eligibility requirements described in Article II of the Plan.

N.	“Pension Plan” shall mean the DIRECTV Pension Plan.

O.	“Plan Administrator” and “Plan Sponsor” shall mean DIRECTV.

P.
“Target Bonus” shall mean a Participant’s annual target bonus percentage, set for each calendar year by the Chief Executive Officer of the Company or, for elected officers, by the Compensation Committee, multiplied by the Participant’s then current Base Salary.

II.	ELIGIBILITY
An employee of the Company shall be a Participant in the Plan following the employee’s designation as a Participant by the Compensation Committee or the Chief Executive Officer; provided that (A) as a condition of participation in the Plan, the Participant must execute and submit the acknowledgment and agreement to the terms of the Plan substantially as set forth in Exhibit A hereto, thereby agreeing to be bound by all of the terms and conditions of the Plan, except as set forth in such acknowledgment and agreement; and (B) the Compensation Committee must consent to the participation of elected officers of the Company to the extent designated by the Chief Executive Officer. Notwithstanding the foregoing, and except within the two (2) years following a Change in Control, a Participant shall cease to participate in the Plan following written notice delivered to the Participant of the Chief Executive Officer’s determination (as approved by the Compensation Committee with respect to elected officers) that such Participant shall cease to be a Participant for the succeeding calendar year, provided that such notice must be delivered no later than the October 31 immediately preceding the first calendar year for which participation shall cease.

III.	PAYMENTS UPON TERMINATION/SEVERANCE

A.
Termination Due to Death. If the Participant’s employment is terminated due to the Participant’s death, in addition to payments required by law, such Participant’s successors in interest shall be entitled to the payment of: (1) the Participant’s Target Bonus for the year in which the Participant’s termination occurred, pro-rated for the months of service up to and including the month of termination; (2) the Participant’s equity compensation pursuant to any applicable DIRECTV stock plan; and (3) any additional benefits in accordance with the terms and conditions of the applicable plans and programs of the Company.

B.
Termination Due to Disability. If the Participant’s employment is terminated due to the Participant’s Disability, in addition to payments required by law, such Participant shall be entitled to the payment of: (1) the Participant’s Target Bonus for the year in which the Participant’s termination occurred, pro-rated for the months of service up to and including the month of termination; (2) the Participant’s equity compensation pursuant to any applicable DIRECTV stock plan; (3) any additional benefits in accordance with the terms and conditions of the applicable plans and programs of the Company; and (4) monthly reimbursement of an amount equal to the Participant’s incurred COBRA medical premium for the Participant and his or her eligible dependents who are currently covered under the medical plan for a period ending on the earlier of: (a) twelve

(12) months after the Participant’s termination; and (b) the date the Participant and his or her eligible dependents become ineligible for COBRA. For purposes of clarification, reimbursement for dental and vision coverage is not included in the Plan.

C.
Termination Without Cause and Effective Termination. If the Company terminates a Participant’s employment without Cause or a Participant terminates his or her employment due to an Effective Termination, in either case whether or not related to a Change in Control, then, in addition to payments required by law, such Participant shall be entitled to the following payments and benefits from the Company: (1) a bonus for the year in which the Participant’s termination occurred, pro-rated for the months of service up to and including the month of termination and based on actual performance for the year, payable concurrently with bonus payments to other employees under the bonus plan, which is subject to Company performance and the other terms and conditions of the applicable bonus awards; (2) a severance payment in an amount equal to one hundred percent (100%) of the sum of the Participant’s then current Base Salary and Target Bonus; (3) vesting of equity awards as if the Participant had remained employed through the end of the calendar year in which the Participant’s employment is terminated or, if such employment is terminated in December of a year, for one additional calendar year, subject to the other terms and conditions of the applicable equity awards and pursuant to the applicable DIRECTV stock plan, including, but not limited to, Company performance; and (4) a monthly reimbursement payment in an amount equal to the Participant’s incurred COBRA medical premium for the Participant and his or her eligible dependents who are currently covered under the medical plan for a period ending on the earlier of: (a) twelve (12) months after the Participant’s termination; (b) the date the Participant becomes ineligible for COBRA; and (c) the date the Participant is eligible for medical coverage through another employer. The Participant shall also be entitled to receive such other compensation or benefits (other than any cash severance payments, bonus or equity awards, as described above) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company.

D.
Voluntary Termination. If a Participant voluntarily terminates employment, including due to a resignation that may be deemed a retirement under the Company’s Pension Plan or any other benefit, bonus or stock plan, but excluding termination due to Effective Termination, such Participant shall be entitled to the payment of any earned but unpaid compensation and benefits in accordance with applicable law and the terms and conditions of the applicable plans and programs of the Company.

E.
Termination for Cause. If a Participant’s employment is terminated for Cause, such Participant shall be entitled only to the payment of any earned but unpaid compensation and benefits to the extent required by applicable law and no further compensation or benefits shall be payable except as required by applicable law or specifically provided under the terms and conditions of the applicable plans and programs of the Company.

IV.	POST-TERMINATION FORBEARANCE
In addition to any severance benefits provided to a Participant under this Plan, the Company shall pay a Participant an amount equal to one hundred percent (100%) of the sum of his or her Base Salary and Target Bonus, measured as of the date of such termination of employment, if: (A) the Participant’s employment with the Company terminates pursuant to Article III, Paragraph (C) or (D) above; and (B) for a period of one year after such termination such Participant does not, directly or indirectly, (1) induce or attempt to induce any employee, whether a director, manager, supervisor or non-managerial employee, of the Company to render services to any other person, firm or corporation, or (2) engage in any business which competes with the Company and does not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged. For purposes of clarification, the foregoing does not prohibit a Participant from owning less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded. Notwithstanding the above, if the Participant’s employment with the Company terminates pursuant to Article III, Paragraph (D) above, the Chief Executive Officer (with the Compensation Committee’s approval with respect to a Participant who is an elected officer) may cancel such Participant’s eligibility for any forbearance payment under this Article IV by providing such Participant notice within twenty (20) business days of the Company’s receipt of the Participant’s notice of resignation/retirement.

V.	ADDITIONAL TERMS

A.
Timing of Payment. Unless otherwise provided above, any Participant due a cash payment under Article III will be paid in one lump sum as soon as practicable after the Participant’s termination and, in no event, later than sixty (60) days after the date the Participant’s employment with the Company terminated, provided that by such date the Participant has executed and returned to the Company a general release of claims in the form established by the Company and any applicable revocation period for such release has expired. Any Participant due a post-termination forbearance payment under Article IV above will receive one lump sum to be paid within the sixty (60) day period immediately following the one-year anniversary of the Participant’s termination of employment with the Company, provided that by such date the Participant has executed and returned to the Company a general release of claims in the form established by the Company and any applicable revocation period for such release has expired. Notwithstanding the foregoing, for the avoidance of doubt, where the applicable sixty (60) day period for release consideration and revocation could result in a payment under this Plan to be made in either of two calendar years, such payment shall be made in the second calendar year.

B.
Taxes. Severance and other payments under the Plan will be subject to all required taxes and may be impacted by any legally required withholdings, such as wage attachments, child support and bankruptcy deductions. Payments under the Plan are not deemed “compensation” for purposes of DTV retirement plans, savings plans, and incentive plans. Accordingly, no deductions will be taken for any of DTV retirement and savings plans.

C.
Specified Employees. Notwithstanding anything herein to the contrary, (1) if, at the time of a Participant’s termination of employment with the Company, such Participant is a "specified employee" as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer commencement of the payment of any such payments or benefits hereunder (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s termination of employment with the Company (or the earliest date that is permitted under Code Section 409A); and (2) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Chief Executive Officer, or for the elected officers, the Compensation Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Article V, Section (C), which shall be done only in a manner that is reasonably acceptable to the Participant; provided, however, that neither the Company, nor any of its employees or representatives, shall have any liability to the Participant with respect thereto.

VI.	LEGAL FEES TO ENFORCE RIGHTS AFTER CHANGE IN CONTROL
DIRECTV is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of DIRECTV or of any successor corporation might then cause or attempt to cause DIRECTV or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause DIRECTV to institute, or may institute arbitration seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, DIRECTV or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or, if DIRECTV or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then DIRECTV irrevocably authorizes such Participant, after exhaustion of the claims procedures under Article IX herein, to retain counsel of his or her choice at the expense of DIRECTV or its successor in interest to represent such Participant in connection with the initiation or defense of any arbitration or other legal action, whether by or against DIRECTV or its successor in interest, in any jurisdiction. Such fees, if any, will be advanced by DIRECTV to such Participant subject to reimbursement if Participant does not prevail in such action.

VII.	TERMINATION OR AMENDMENT OF THE PLAN
Although the Plan is designed to provide severance and other benefits to eligible employees as provided herein, the Board of Directors or the Compensation Committee may amend or terminate the Plan in whole or in part at any time subject to paragraph K of Article I and Article II. However, no adverse amendment or termination of the Plan with respect to any Participant(s) shall be effective, without such Participant’s express written consent, during the period (i) commencing on the occurrence of a Change in Control and ending on the second anniversary of such Change in Control or (ii) commencing prior to the occurrence of a Change in Control when such amendment or termination is adopted, if adopted in connection with such Change in Control or at the request or suggestion of a third-party provided in either event that the Company and such third-party (or affiliate thereof) enter into an agreement that would at such time reasonably be expected to result in a Change of Control, and ending on the earlier of either the second anniversary of the date that such Change in Control occurs or the date that such agreement is terminated by the parties.

VIII.	GOVERNING BENEFITS
Except as specifically referenced herein, the benefits under this Plan replace and supersede any severance benefits, vesting acceleration, or non-competition/forbearance agreements previously established for any Participant, whether set forth in an employment agreement, severance arrangement or otherwise.

IX.	CLAIMS PROCEDURE

A.
Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an employee is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under this Plan.

B.
Decision. If an employee’s claim for benefits under this Plan is denied, the employee will receive a written notice within ninety (90) days (in special cases, more than 90 days may be needed and such employee will be notified in this case):

1.	requesting additional material or information to further support the claim,

and the reasons why these are necessary,

2.	setting forth specific reasons as to why the claim was denied,

3.	setting forth clear reference to the Plan provisions upon which the denial is based, and

4.	providing notice of the employee’s right to have the denial reviewed as explained below.

C.
Request for Review of Denial of Benefits. The employee or his or her authorized representative may request a review of his or her claim by giving written notice to the Plan Administrator. Each employee has the right to have representation, review pertinent documents, and present written issues and comments.

An employee’s request must be made not later than 60 days after he or she receives the notice of denial. If an employee fails to act within the 60-day limit, the employee loses the right to have his or her claim reviewed.

D.
Decision on Review. Upon receipt of a request for review from an employee, the Plan Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Plan Administrator shall make a decision within 60 days from receipt of the employee’s request. In the event of special circumstances, a decision will be given to the employee as soon as possible, but not later than 120 days after receipt of the employee’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision.

E.
In Case of Clerical Error. If any information regarding an employee is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the employee’s benefits under the Plan.

X.	ARBITRATION

A.
Except as provided in Article VI, any claims the Company may have against a Participant arising under this Plan, as well as any claim a current or former Participant may have regarding the interpretation of the Plan, including a denial of a Plan claim (including a deemed denial) under Article IX, or any dispute regarding the interpretation of the Plan must be submitted to final and binding arbitration in Los Angeles, California or, if the affected Participant so elects in the demand for arbitration, in the metropolitan area in which such Participant’s principal place of employment with the Company was located, pursuant to the authority of the Federal Arbitration Act. To the extent they are not inconsistent with the provisions herein, the arbitration will be conducted under the rules of the tribunal mutually agreed upon by the parties (“Tribunal”), such as DRS or the Judicial Arbitration & Mediation Services (“JAMS”). In the event the parties select an arbitrator unaffiliated with a Tribunal, the provisions of the Company’s Arbitration Procedure shall apply. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.

B.
Subject to Paragraph A above, any demand for arbitration (which must be bilateral only) may be filed with the Plan Administrator within the time period covered by the applicable statute of limitations. The Plan Administrator and the Participant will jointly select an arbitrator in a timely manner.

C.
There shall be one arbitrator who will be appointed by mutual agreement of the parties, or failing such agreement, in the following manner. The agreed upon Tribunal shall furnish the parties with a list of potential arbitrators. In no event may the parties review more than three lists. Once a particular list has been accepted by both the parties, the parties shall alternatively eliminate the names of the arbitrators until only one name remains. That remaining person shall be appointed the arbitrator. The parties shall draw lots to decide which party shall eliminate the first name of the list.

D.
The arbitrator shall commence a hearing on the matter within 45 days of his or her appointment (unless the parties agree to extend such period of time) and shall continue the proceedings without substantial interruption until all evidence and arguments are presented.

E.
Each party shall have the right to take the deposition of one individual and any expert witness designated by the other party. Each party also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties. The arbitrator shall determine whether any additional requests for discovery should be granted in order for the requesting party to adequately arbitrate the matter, taking into account the parties’ mutual desire to have a fast, cost-effective dispute resolution mechanism.

F.	The arbitrator shall not extend, modify or suspend any of the terms of this Plan.

G.
The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than 30 days after the close of the hearing and shall set forth the reasoning for the decision. In the event the arbitrator finds that the claimant is entitled to benefits claimed under the Plan, the arbitrator shall order the Company to pay such benefits, in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay the claimant immediately the amount, if any, that the arbitrator orders to be paid in the manner described in the award.

H.	The parties will equally share the arbitrator’s fees and costs, unless the Plan

Sponsor is required by law to cover such costs.

I.	The arbitrator may, as required by law or in his or her discretion, award reasonable attorneys’ fees and/or costs to the prevailing party.

J.	Either party may bring an action in federal court to compel arbitration or to enforce and/or vacate an arbitration award.

XI.	GENERAL INFORMATION

A.
No Right to Awards or Continued Employment.  Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change a person's compensation or other benefits, or to terminate his or her employment, with or without cause.

B.
Plan Not Funded.  Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

C.
Non-Transferability of Benefits and Interests.  Except as expressly provided by the Compensation Committee in accordance with the provisions of Code Section 162(m), all amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section shall not apply to an assignment of a contingency or payment due: (1) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (2) after the disability of a Participant to the disabled Participant's personal representative.

D.
Discretion of Company, Board of Directors and Compensation Committee.   Any decision made or action taken by, or inaction of, the Company, the Board of Directors, the Compensation Committee or the Plan Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Plan Administrator will control. However, with respect to elected officers, any decision made or action taken by, or inaction of, the Compensation Committee controls.

E.
Indemnification.  Neither the Board of Directors nor the Compensation Committee, any employee of the Company, nor any person acting at the direction thereof (each such person an "Affected Person"), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by DIRECTV against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.

F.
Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto.   Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.

G.
Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent not governed by ERISA.

H.
Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at DIRECTV, 2230 E. Imperial Highway, El Segundo, CA 90245, Attention:  Corporate Secretary, Telecopy: (310) 964-0838 or to the Participant at his or her most recent address on file with the Company

I.
Construction.  It is the intent of the Company that this Plan, and payments made hereunder, will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Code Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Code Section 162(m) shall be disregarded.

J.
Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

K.
Non-Exclusivity of Plan.  Subject to compliance with Code Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Compensation Committee to grant awards or payments or authorize any other compensation under any other plan or authority that it hereafter adopts.

L.
Limitation on Actions.  Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan or any payments hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act or omission in respect of which such right of action arose.

M.	Successors. The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

XII.	STATEMENT OF ERISA RIGHTS
A participant in the Plan is entitled to certain rights and protection under the Employee

Retirement Income Security Act of 1974, as amended (ERISA). ERISA provides that all participants shall be entitled to:

A.
Examine, without charge, at the Plan Administrator’s office and at certain Company work sites, all Plan documents, including insurance contracts, collective bargaining agreements, and copies of all documents filed by the Plan Administrator with the U. S. Department of Labor, such as annual reports.

B.	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

C.	Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of a plan. The people who operate such a plan, called “fiduciaries,” have a duty to do so prudently and in the interest of plan participants and beneficiaries.
No one can otherwise discriminate against a participant in any way to prevent him or her from obtaining an explanation of benefits or exercising his or her rights under ERISA. If a participant’s claim for a benefit is denied, in whole or in part, the participant must receive a written explanation of the reason for the denial. The participant has the right to have the Company review and reconsider his or her claim.
Under ERISA, there are steps a participant can take to enforce his/her rights. For instance, if a participant requests materials from the Plan and does not receive them within 30 days, the participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant a penalty of up to $110.00 for each day’s delay until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
Subject to the provisions of Article X above, if a participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in a State or Federal court. If the participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant has sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds a participant’s claim is frivolous. If a participant has questions about a Plan, he or she should contact the Plan Administrator. If a participant has any questions about the Plan and Summary Plan Description or about his or her rights under ERISA, the participant should contact the nearest area office of the U. S. Labor Management Service Administration, Department of Labor.

XIII.	PLAN SPONSOR and PLAN MANAGEMENT
The Plan Administrator and Plan Sponsor is DIRECTV.
DIRECTV
C/O Plan Administrator
Human Resources
2230 E. Imperial Highway
El Segundo, CA 90245-0956

Service or legal process may also be directed to the Plan Administrator.
The Employer Identification Number of DIRECTV is 26-477-2533. The Plan Number is 538.
The records of the Plan are maintained on a Plan Year basis. December 31 of each year is the end of the Plan Year and all records reflect that fact.
The Plan is administered by the Plan Administrator. A complete list of employers and employee organizations sponsoring the Plan may be obtained by Participants and beneficiaries upon written request to the Plan Administrator, and is available for examination by Participants and beneficiaries. Information as to whether a particular employee or employee organization is a sponsor of the Plan may also be obtained upon written request to the Plan Administrator.

Exhibit A

DIRECTV
EXECUTIVE SEVERANCE PLAN

Executive Acknowledgment and Agreement

[Note: For each covered executive, the Executive Acknowledgment and Agreement to the DIRECTV Executive Severance Plan shall consist of one of the three provisos set forth below as applicable and the Acknowledgment.]

[Proviso 1]

I hereby agree to the terms and conditions of the DIRECTV Executive Severance Plan ("Plan").

[Proviso 2]

I hereby agree to the terms and conditions of the DIRECTV Executive Severance Plan, except that the definition of Effective Termination provided in the Plan shall be supplemented to include a material adverse change in the undersigned’s reporting relationship, subject to all of the other provisions relating to an Effective Termination (such Executive Severance Plan, as so supplemented, is referred to as the "Plan").

[Proviso 3]

I hereby agree to the terms and conditions of the DIRECTV Executive Severance Plan, except that the definition of Effective Termination provided in the Plan shall be supplemented to include a material adverse change in the undersigned’s reporting relationship, and subsection (5) of such definition shall be amended to include the relocation of the undersigned’s principal office to a location outside the New York City metropolitan area; both of the above subject to all of the other provisions relating to an Effective Termination (such Executive Severance Plan, as so supplemented, is referred to as the "Plan").

Acknowledgment

I understand that pursuant to my agreement to be covered under the Plan, as indicated by my signature below, the terms of the Plan will exclusively govern all subject matter addressed by the Plan and I understand that the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to the subject matter covered under the Plan.

Dated: ____________________

EXECUTIVE

_______________________